Exhibit 16.1

August 19, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: CHINA DONGSHENG INTERNATIONAL, INC.

File No. 000-26598

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 15, 2008, to be filed by our former client, China Dongsheng International, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey